UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 15, 2013

The Interpublic Group of Companies, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	1-6686	13-1024020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: 212-704-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On October 15, 2013, The Interpublic Group of Companies, Inc. (the “Company”) announced that it was exercising its option to force conversion of all 221,474 outstanding shares of its 5¼% Series B Cumulative Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”) into common stock, par value $0.10 per share, of the Company. The conversion will be effective October 17, 2013 (the “Forced Conversion Date”). The Company is acting pursuant to Section 5 of the Certificate of Designations governing its Series B Preferred Stock. On the Forced Conversion Date, holders of the Series B Preferred Stock will receive 77.8966 shares of common stock per share of Series B Preferred Stock. The holders will also receive cash in lieu of fractional shares.

The shares of Series B Preferred Stock were previously included as eligible dilutive securities in the Company’s calculation of diluted share count, and the approximately 17.3 million newly issued common shares will now be included in the Company’s basic share count.

The Company originally distributed the Series B Preferred Stock in a private offering in October 2005 in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 144A thereunder. The forced conversions are exempt from registration under Section 3(a)(9) of the Securities Act because the conversions constitute exchanges by the Company with existing holders of the Company’s securities, and no commission or other remuneration has been or will be paid by the Company, directly or indirectly, for soliciting the exchange.

Item 8.01. Other Events and Regulation FD Disclosure.

On October 15, 2013, the Company issued a press release announcing the forced conversion of the Series B Preferred Stock. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1: Press Release, dated October 15, 2013 (filed pursuant to Item 8.01).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Date: October 15, 2013	By:	/s/ ANDREW BONZANI
Andrew Bonzani Senior Vice President, General Counsel and Secretary